YOUR VOTE IS IMPORTANT

ELECTING MARK RAVICH TO ROCKWELL'S BOARD COULD DO LASTING HARM

May 22, 2017

Dear Fellow Shareholder:

The Rockwell Medical 2017 Annual Meeting of shareholders is fast approaching.  On June 1, 2017, shareholders will have the opportunity to elect David Domzalski to our Board, an individual with the ability to help maximize shareholder value. We encourage you to take advantage of this opportunity to advance our global Triferic commercialization initiative by voting on the WHITE proxy card today.

WE BELIEVE ELECTING MARK RAVICH TO THE BOARD WILL HARM THE COMPANY AND COULD PRESENT US WITH SERIOUS SETBACKS:

➢
Mr. Ravich has no experience in the pharma industry or in advancing Rockwell's strategic initiatives to commercialize Triferic in the U.S. or globally – he would bring no value to our business or our shareholders.

➢
Mr. Ravich has consistently loaned his Rockwell shares to short-sellers (knowingly pressuring RMTI's share price lower), while bragging about the monthly income he makes by doing so. We believe this clearly shows that he cares more about his own personal gain rather than the best interest of Rockwell shareholders.

➢
Mr. Ravich was confronted with potential bankruptcy as CEO of Universal International after posting eight consecutive quarterly losses, and before the company was taken over by its largest shareholder.

➢
Mr. Ravich has a poor record of performance and corporate governance at Orchid's Paper Products Company, where he is Chairman of the Governance Committee. Since joining Orchid's board in February 2013, Orchid's stock price has declined by approximately 40%.  Even worse, since announcing the suspension of its quarterly dividend last month, Orchid's stock has plummeted by approximately 48%!

➢	We do not believe Mr. Ravich can help attract new investors as well as David Domzalski - who has attracted high-quality, institutional investors to Foamix Pharmaceuticals.

➢
If elected to the Board, Mr. Ravich will collect a Director fee for 3 years without contributing to what we believe the Company really needs, and shareholders will miss the opportunity to have a seasoned pharma executive whose experience can help advance Rockwell's business.

➢	If elected to the Board, we believe Mr. Ravich will wage another costly and distracting proxy fight with Richmond Brothers to gain control of the Company next year.

IT'S IMPORTANT FOR SHAREHOLDERS TO KNOW: David Richmond and Mark Ravich each personally own less than 1.0% of Rockwell Medical stock -- significantly less than the 11.8% they have stated they own on behalf of themselves and Richmond Brothers' clients. We believe they have intentionally misled shareholders by suggesting they have more voting power than they actually have.

Despite what Richmond Brothers has said publicly, they have told us they believe Triferic will get add-on reimbursement, and the strategy to secure it before booking sales with bundled reimbursement is the correct one.

Furthermore, they have told us directly that they plan to get Mark Ravich elected to the Board this year and then launch another proxy campaign next year to gain control of the Company.

PROTECT YOUR INVESTMENT BY VOTING "FOR" DAVID DOMZALSKI
ON THE WHITE PROXY CARD TODAY!

DAVID DOMZALSKI IS THE RIGHT DIRECTOR FOR OUR BOARD

David Domzalski is completely independent of Rockwell's Board and management.  He was identified as an exceptional candidate by a third-party consulting firm as part of Rockwell's year-long search for new directors.  David has the right experience that can advance our effort to commercialize Triferic both in the U.S. and globally, to ensure shareholders see maximum returns on their investment.  Mr. Domzalski's relevant and important experience includes:

•            Negotiating with CMS for favorable reimbursement
•            Obtaining private insurer reimbursement
•            Launching a novel drug therapy
•            Marketing and selling novel therapies to providers
•            Managing third-party manufacturing arrangements
•            Managing global partnerships for drug distribution
•            Overseeing growth pharma enterprises
•            Building strong relationships with institutional investment funds
This experience is all directly relevant to growing Rockwell Medical and improving share price.

WE ENCOURAGE ALL SHAREHOLDERS TO REVIEW THE FACTS AND VOTE
"FOR" DAVID DOMZALSKI ON THE WHITE PROXY CARD

If you have already voted the Blue proxy card, you can still change your vote.
We encourage you to act quickly by voting today at www.proxyvote.com or by calling 1-800-454-8683.

You may also vote by signing and dating the enclosed WHITE proxy card and returning it in the prepaid envelope provided. We need your help in protecting Rockwell and in creating value for all shareholders.

Thank you again for your support!

Sincerely,

The Rockwell Medical Board of Directors

IMPORTANT VOTING INFORMATION
Make sure your vote counts in time!
Please vote online today at www.proxyvote.com or by calling 800-454-8683.

VOTE
"FOR" DAVID DOMZALSKI

VOTE
"FOR" THE COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS

VOTE
"THREE YEARS"
with respect to the frequency of shareholder advisory votes
on the Company's executive compensation

VOTE
"FOR" APPROVAL OF THE
2017 LONG TERM INCENTIVE PLAN

VOTE
"FOR" PLANTE & MORAN
as the Company's independent registered public accounting firm

VOTE ONLINE  | VOTE BY PHONE  |  VOTE BY MAIL

If you voted the Blue proxy card you can change your vote using the WHITE proxy card.

Many shareholders have changed their votes after getting all the facts and recognizing that Mr. Ravich and Richmond Brothers are out for themselves – not Rockwell shareholders.

If you have any questions or require any assistance with voting your shares, please contact the Company's proxy solicitor DF King

Telephone: 212-269-5550 or 800-884-4725 |  Email: Rockwell@dfking.com

Vote today at www.proxyvote.com or 1-800-454-8683

IMPORTANT INFORMATION
Rockwell Medical, Inc. (the "Company") filed a definitive proxy statement in connection with its 2017 annual meeting of shareholders with the Securities and Exchange Commission on April 21, 2017.  SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION.  Shareholders are able to obtain additional copies of the Company's definitive proxy statement, the accompanying WHITE proxy card, and any other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.  Copies of the Company's definitive proxy statement are also available for free by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.  In addition, copies of the Company's proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-884-4725.

INFORMATION REGARDING PARTICIPANTS
Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of the Company's shareholders is available in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 21, 2017.